UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 11, 2023

DATASEA INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-38767	45-2019013
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20th Floor, Tower B, Guorui Plaza

1 Ronghua South Road Technological Development Zone,

Beijing, People’s Republic of China 100176

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (+86) 10-56145240

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	DTSS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Agreement

On September 11, 2023, Datasea Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with EF Hutton, division of Benchmark Investments, LLC (“EF Hutton”) as representative of the underwriters (the “Representative”), relating to the offering, issuance and sale of an aggregate of 5,000,000 shares of the Company’s common stock, $0.001 par value per share, at a public offering price of $0.40 per share pursuant to the Underwriting Agreement. In addition, the Company has granted the Representative a 45-day option to purchase up to an additional 750,000 shares of common stock at the public offering price.

The offering is expected to close on September 13, 2023. The Company’s common stock is listed on the Nasdaq Capital Market. The net proceeds to the Company for the offering are approximately $1.6 million, after deducting the underwriting discounts and commissions and estimated offering expenses.

The offering of the securities described above was made pursuant to the Company’s effective shelf registration statement on Form S-3 (Registration No. 333-272889), initially filed with the Securities and Exchange Commission (the “SEC”) on June 23, 2023 and amended on July 17, 2023, which was declared effective on July 21, 2023, and the base prospectus included therein, as supplemented by the preliminary prospectus filed with the SEC on September 11, 2023.

EF Hutton acted as sole book-running underwriter for the offering. The underwriting commission was 6.5% of the gross proceeds of the offering. The Company agreed to reimburse EF Hutton for certain of its expenses, except that obligations to reimburse EF Hutton for out-of-pocket expenses actually incurred shall not exceed $100,000 in the aggregate for fees and related expenses.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Representative, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties.

The Company has agreed, subject to limited exceptions, for a period of 90 days after the date of the Underwriting Agreement, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, make any short sale or otherwise dispose of, directly or indirectly any common stock or any securities convertible into or exchangeable for common stock either owned as of the date of the Underwriting Agreement or thereafter acquired without the prior written consent of the Representative, subject to certain exceptions.

Subject to certain exceptions, the Company’s officers, directors and certain owners of 5% or more of the Company’s outstanding shares of common stock have agreed not to sell or transfer any common stock or securities convertible into or exchangeable or exercisable for common stock of the Company, for 60 days after the offering, without first obtaining the written consent of EF Hutton.

A copy of the form of Underwriting Agreement is filed as Exhibit 1.1. The foregoing description of the terms of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit. A copy of the opinion of Sichenzia Ross Ference LLP relating to the legality of the issuance and sale of the common stock in the offering are attached as Exhibit 5.1.

This report shall not constitute an offer to sell or the solicitation to buy nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Item 8.01	Other Events.

On September 11 and September 12, 2023, the Company issued press releases announcing the offering and the terms of the offering. Copies of the press releases are furnished herewith as Exhibit 99.1 and Exhibit 99.2.

Item 9.01.	Financial Statement and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated September 11, 2023, by and between the Company and EF Hutton.

5.1	Opinion of Sichenzia Ross Ference LLP

23.1	Consent of Sichenzia Ross Ference LLP (included in Exhibit 5.1)

99.1	Press Release dated September 11, 2023

99.2	Press Release dated September 12, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATASEA INC.

September 12, 2023	By:	/s/ Zhixin Liu
		Name:	Zhixin Liu
		Title:	Chief Executive Officer

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